Exhibit 99.1

Vir Biotechnology Provides Corporate Update and Reports
Third Quarter 2021 Financial Results

– To date, binding sales agreements for more than 420,000 doses of sotrovimab secured worldwide –

– In the third quarter, well over 50,000 doses delivered and
$102.4M of sotrovimab collaboration revenue recognized –

– Anticipated fourth quarter milestones include: topline sotrovimab intramuscular administration data, new hepatitis B data at AASLD, and initial HIV vaccine immunology data –

SAN FRANCISCO, November 4, 2021 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the third quarter ended September 30, 2021.

“The third quarter was both rewarding and financially important for Vir. We made significant progress increasing global patient access to sotrovimab, and ongoing in vitro analyses continue to demonstrate its activity against all current WHO-defined variants of concern and interest, and many others. The binding agreements we have signed with governments around the world, including the U.S. government, recognize the important role sotrovimab has to play in the fight against this pandemic and represent Vir’s first meaningful revenues,” said George Scangos, Ph.D., chief executive officer of Vir Biotechnology. “We are equally excited about our fourth quarter milestones, as we anticipate sharing initial data regarding intramuscular administration of sotrovimab, as well as new data highlighting our ongoing efforts to develop a functional cure for chronic hepatitis B. Additionally, our strong cash position allows us both the flexibility and the opportunity to continue investing in our robust pipeline.”

Corporate Update

COVID-19

•
The Company has made significant progress increasing global patient access to sotrovimab in partnership with GlaxoSmithKline (GSK).
o
To date, binding agreements have been received for the sale of more than 420,000 doses of sotrovimab worldwide, including a portion of those procured by the U.S. government. In addition, more than 220,000 doses have been reserved through other agreements.
o
The Company and GSK continue to work actively with governments around the world to make sotrovimab available to patients in need.
•
Multiple countries granted marketing authorizations for sotrovimab, under the brand name Xevudy®, during the third quarter:
o
In August, the Australian Therapeutic Goods Administration (TGA) granted provisional marketing authorization for the treatment of adults and adolescents with COVID-19.

o
In August, Saudi Arabia granted conditional marketing authorization for the treatment of adults and adolescents with COVID-19.
o
In September, the Japanese Ministry of Health, Labour and Welfare (MHLW) granted Special Approval for Emergency (SAE) for the treatment of mild to moderate COVID.
•
In addition to receiving emergency use authorization (EUA) in the U.S. and a positive scientific opinion under Article 5(3) of Regulation 726/2004 from the Committee for Human Medicinal Products (CHMP) in the European Union (EU), sotrovimab has been granted emergency or temporary use authorization in a dozen other countries.
•
The European Medicines Agency’s (EMA) CHMP is conducting a rolling review of data on sotrovimab to support a forthcoming marketing authorization application (MAA). The rolling review process is expected to be complete in the fourth quarter of 2021, when an invitation to submit the MAA by the CHMP may be issued.
•
The Company and GSK now plan to submit a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) in the first half of 2022.
•
Updated in vitro data, published in bioRxiv, demonstrate that sotrovimab retains activity against all current variants of concern and interest of the SARS-CoV-2 virus as defined by the World Health Organization (WHO), plus others, including, but not limited to, Delta (B.1.617.2), Delta Plus (AY.1 or AY.2) and Mu (B.1.621).
•
The Company and GSK continue to advance trials evaluating intramuscular (IM) administration of sotrovimab to increase patient access and convenience. Initial data from the Phase 2 COMET-PEAK pharmacokinetic trial in outpatients with mild-to-moderate COVID-19 and the Phase 3 COMET-TAIL trial for early treatment of mild-to-moderate COVID-19 in high-risk, non-hospitalized adult and adolescent patients are expected in the fourth quarter of 2021.
•
Together, the companies are also supporting clinical studies evaluating whether sotrovimab, administered as prophylaxis, can help prevent symptomatic COVID-19 infection in uninfected immunocompromised adults – an area of significant unmet need.
o
Preliminary human PK data presented at the International Society for Influenza and other Respiratory Virus Diseases-WHO conference in October 2021 suggest a single 500 mg dose of sotrovimab could provide prophylactic protection for at least six months.
•
The Company and GSK have established a strategic manufacturing network that will enable the manufacture of approximately two million doses of sotrovimab to support emergency supply in the first year following U.S. EUA. The companies are actively working to expand their capacity to increase supply through 2022 so that they can continue to serve more patients.
•
The United Kingdom’s National Health Service-supported AGILE initiative evaluating VIR-7832 in a Phase 1b/2a trial of adults with mild-to-moderate COVID-19 remains ongoing.
o
To date, no safety signals have been reported for either the 50mg or 150mg dose cohorts. Additional data are expected in the first half of 2022.
o
VIR-7832 shares the same characteristics as sotrovimab and has been engineered to potentially be a therapeutic T cell vaccine to further help treat and/or prevent COVID-19. In July, the FDA cleared the investigational new drug (IND) application for VIR-7832.

Chronic Hepatitis B Virus (HBV)

•
In July, the Company initiated the Phase 2 MARCH trial to evaluate the combination of VIR-2218 and VIR-3434 as a functional cure regimen for chronic HBV infection. Initial data are expected in the first half of 2022.

•
In October, the Company announced multiple abstracts (one oral and three posters) highlighting new hepatitis B data were accepted for presentation at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® taking place virtually from November 12-15. New data highlights include:
o
24-week on-treatment data from a Phase 2 trial evaluating VIR-2218 in combination with pegylated interferon-alpha (PEG-IFN-α) (Oral presentation; Abstract #26144).
o
New data from a Phase 1 trial evaluating VIR-3434 as monotherapy in patients with chronic HBV infection (Poster presentation; Abstract #28863).
o
Preclinical characterization of VIR-3434 (Poster presentation; Abstract #28934).
o
Self-reported patient experiences with chronic hepatitis B virus and its treatments (Poster presentation; Abstract #28731).
•
Before the end of 2021, the Company and Gilead Sciences, Inc. plan to initiate a Phase 2 trial to evaluate the combination of VIR-2218, selgantolimod (GS-9688), Gilead’s investigational TLR-8 agonist, and nivolumab, an approved PD-1 inhibitor, as a potential functional cure regimen for chronic HBV infection.
•
The Company’s collaborator Brii Biosciences continues to lead the Phase 2 trial evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the treatment of chronic HBV infection. Initial data are expected in the second half of 2022.

Pipeline

•
The Company is conducting a proof-of-concept Phase 1 trial of VIR-1111, an investigational HIV T cell vaccine based on human cytomegalovirus (HCMV), to evaluate whether this new approach can elicit potentially protective immune responses that differ from other HIV vaccines. Initial clinical data from the first cohort are expected in the fourth quarter of 2021.
•
Due to an anticipated relatively low incidence of influenza in the Northern Hemisphere this winter, the Company is deferring initiation of its Phase 2 trial of VIR-2482. Relatedly, the Company and GSK are evaluating the potential of several next-generation monoclonal antibodies for influenza treatment and prevention, functional genomics applications for respiratory targets and monoclonal antibodies for non-influenza diseases.

Publications

•
During and following the third quarter, five manuscripts were published related to the Company’s efforts to address SARS-CoV-2 and other infectious diseases. Importantly, interim data from the Phase 3 COMET-ICE trial were published in The New England Journal of Medicine. These publications can be found on the Literature Archive page of the Vir website.

Third Quarter 2021 Financial Results

•
Revenues: Total revenues for the quarter ended September 30, 2021, were $103.6 million, compared to $1.9 million for the same period in 2020.
o
Collaboration revenue for the quarter ended September 30, 2021, was $102.4 million, compared to zero for the same period in 2020. The increase for the quarter was related to revenue from the Company’s profit-sharing arrangement with GSK for the sale of sotrovimab under the Company’s 2020 GSK agreement. The Company’s contractual share of 72.5% from the sales of sotrovimab is based upon the revenue reported in the period to the Company by GSK ($156.7 million), net of cost of sales and allowable expenses (including distribution, selling and marketing expenses). Collaboration revenues reflect the delivery of well over 50,000 doses of sotrovimab in the period compared to zero doses for the same period in 2020.

o
Contract revenue for the quarter ended September 30, 2021, was $0.3 million, compared to $0.2 million for the same period in 2020.
o
Grant revenue for the quarter ended September 30, 2021, was $0.9 million, compared to $1.7 million for the same period in 2020. The decrease for the quarter was primarily due to the timing of research activities under the HIV and tuberculosis grants with the Bill & Melinda Gates Foundation.

•
Cost of Revenue: Cost of revenue for the quarter ended September 30, 2021, was $7.8 million, with no comparable amount for the same period in 2020. The increase for the quarter was due to third-party royalties owed based on the sales of sotrovimab.

•
Research and Development Expenses: Research and development expenses were $98.7 million for the quarter ended September 30, 2021, which includes $11.2 million of non-cash stock-based compensation expense, compared to $70.7 million for the same period in 2020, which included $4.2 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to costs related to sotrovimab, VIR-2218 and VIR-3434 clinical trials, personnel-related expenses resulting from higher headcount, and costs incurred under collaboration arrangements with GSK, which were partially offset by decreases in contract manufacturing expenses for the Company’s COVID-19 product candidates completed in the third quarter of 2020, and the fair value of the Company’s contingent consideration related to research and development activities.

•
Selling, General and Administrative Expenses: Selling, general and administrative expenses were $50.5 million for the quarter ended September 30, 2021, which includes $11.8 million of non-cash stock-based compensation expense, compared to $18.9 million for the same period in 2020, which included $4.4 million of non-cash stock-based compensation expense. The increase for the quarter was primarily due to higher fair value of the Company’s contingent consideration related to selling and marketing activities, personnel-related expenses attributable to additional headcount, external consulting services, and allocated facilities costs due to higher lease expense.

•
Other Income: Other income for the quarter ended September 30, 2021, was $164.1 million, compared to $3.0 million for the same period in 2020. The increase for the quarter was primarily due to the unrealized gain of $164.1 million resulting from the change in fair value of the Company's equity investment in Brii Biosciences.

•
Net Income (Loss): Net income for the quarter ended September 30, 2021, was $110.4 million, or $0.85 per share, basic and $0.82 per share, diluted, compared to a net loss of $84.6 million, or $0.67 per share, basic and diluted, for the same period in 2020. The increase for the quarter was primarily due to collaboration revenue recognized under the GSK arrangement and unrealized gain related to the equity investment in Brii Biosciences.

•
Cash and Cash Equivalents: As of September 30, 2021, excluding restricted cash, the Company had approximately $939.5 million in cash, cash equivalents and investments. Excluding restricted cash and its equity investment in Brii Biosciences, the Company had approximately $770.1 million in cash, cash equivalents and investments.

About Sotrovimab

Sotrovimab is an investigational SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. Sotrovimab, which incorporates Xencor’s Xtend™ technology, also has been designed to achieve high concentration in the lungs to ensure optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life.

The following is a summary of information for sotrovimab. Healthcare providers in the U.S. should review the Fact Sheets for information on the authorized use of sotrovimab and mandatory requirements of the EUA. Please see the FDA Letter of Authorization, Fact Sheet for Healthcare Providers, and Fact Sheet for Patients, Parents, and Caregivers. For more information on the EMA positive scientific opinion, please review the EU Conditions of Use.

Important Information about Sotrovimab

Sotrovimab has been authorized by the FDA for the emergency use described below. Sotrovimab is not FDA-approved for this use.

Sotrovimab is authorized only for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of sotrovimab under section 564(b)(1) of the Act, 21 U.S.C. § 360bbb-3(b)(1), unless the authorization is terminated or revoked sooner.

Authorized Use

The U.S. Food and Drug Administration (FDA) has issued an Emergency Use Authorization (EUA) to permit the emergency use of the unapproved product sotrovimab for the treatment of mild-to-moderate coronavirus disease 2019 (COVID-19) in adults and pediatric patients (12 years of age and older weighing at least 40 kg) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death.

Limitations of Authorized Use

Sotrovimab is not authorized for use in patients:

•
who are hospitalized due to COVID-19, OR
•
who require oxygen therapy due to COVID-19, OR
•
who require an increase in baseline oxygen flow rate due to COVID-19 (in those on chronic oxygen therapy due to underlying non-COVID-19 related comorbidity).

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID-19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation.

Important Safety Information for Sotrovimab

Warnings

There are limited clinical data available for sotrovimab. Serious and unexpected adverse events may occur that have not been previously reported with sotrovimab use.

Hypersensitivity Including Anaphylaxis and Infusion-Related Reactions

Serious hypersensitivity reactions, including anaphylaxis have been observed with administration of sotrovimab. If signs and symptoms of a clinically significant hypersensitivity reaction or anaphylaxis occur, immediately discontinue administration and initiate appropriate medications and/or supportive care.

Infusion-related reactions, occurring during the infusion and up to 24 hours after the infusion, have been observed with administration of sotrovimab. These reactions may be severe or life threatening.

Signs and symptoms of infusion-related reactions may include: fever, difficulty breathing, reduced oxygen saturation, chills, fatigue, arrhythmia (eg, atrial fibrillation, sinus tachycardia, bradycardia), chest pain or discomfort, weakness, altered mental status, nausea, headache, bronchospasm, hypotension, hypertension, angioedema, throat irritation, rash including urticaria, pruritus, myalgia, vaso-vagal reactions (eg, pre-syncope, syncope), dizziness and diaphoresis.

Consider slowing or stopping the infusion and administer appropriate medications and/or supportive care if an infusion-related reaction occurs.

Hypersensitivity reactions occurring more than 24 hours after the infusion have also been reported with the use of SARS-CoV-2 monoclonal antibodies under Emergency Use Authorization.

Clinical Worsening After SARS-CoV-2 Monoclonal Antibody Administration

Clinical worsening of COVID-19 after administration of SARS-CoV-2 monoclonal antibody treatment has been reported and may include signs or symptoms of fever, hypoxia or increased respiratory difficulty, arrhythmia (eg, atrial fibrillation, tachycardia, bradycardia), fatigue, and altered mental status. Some of these events required hospitalization. It is not known if these events were related to SARS-CoV-2 monoclonal antibody use or were due to progression of COVID-19.

Limitations of Benefit and Potential for Risk in Patients with Severe COVID-19

Benefit of treatment with sotrovimab has not been observed in patients hospitalized due to COVID-19. SARS-CoV-2 monoclonal antibodies may be associated with worse clinical outcomes when administered to hospitalized patients with COVID-19 requiring high flow oxygen or mechanical ventilation. Therefore, sotrovimab is not authorized for use in patients: who are hospitalized due to COVID-19, OR who require oxygen therapy due to COVID-19, OR who require an increase in baseline oxygen flow rate due to COVID-19 in those on chronic oxygen therapy due to underlying non-COVID-19 related comorbidity.

ADVERSE EVENTS

The most common treatment-emergent adverse events observed in the sotrovimab treatment group in COMET-ICE were rash (2%) and diarrhea (1%), all of which were Grade 1 (mild) or Grade 2 (moderate). No other treatment-emergent adverse events were reported at a higher rate with sotrovimab compared to placebo.

USE IN SPECIFIC POPULATIONS

Pregnancy

There are insufficient data to evaluate a drug-associated risk of major birth defects, miscarriage, or adverse maternal or fetal outcome. Sotrovimab should be used during pregnancy only if the potential benefit justifies the potential risk for the mother and the fetus.

Lactation

There are no available data on the presence of sotrovimab in human milk, the effects on the breastfed infant, or the effects on milk production. Individuals with COVID-19 who are breastfeeding should follow practices according to clinical guidelines to avoid exposing the infant to COVID-19.

About VIR-7832

VIR-7832 is an investigational dual-action SARS-CoV-2 monoclonal antibody. Preclinical data suggest it has the potential to both block viral entry into healthy cells and an enhanced ability to clear infected cells. The antibody binds to an epitope on SARS-CoV-2 that is shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is highly conserved, which may make it more difficult for resistance to develop. VIR-7832, which incorporates Xencor’s Xtend and other Fc technologies, has been designed to achieve high concentration in the lungs to ensure optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life. Importantly, VIR-7832 also has been engineered to potentially enhance virus-specific T cell function, which could help treat and/or prevent COVID-19 infection.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered HBV-neutralizing monoclonal antibody designed to block entry of all 10 genotypes of HBV into hepatocytes and also to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV in infected patients, as well as to have an extended half-life.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylactic for influenza A. It has the potential to overcome the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season.

Vir’s Commitment to COVID-19

Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. Sotrovimab is the first SARS-CoV-2-targeting antibody Vir advanced into the clinic. It was carefully selected for its demonstrated promise in preclinical research, including an anticipated high barrier to resistance and potential ability to both block the virus from entering healthy cells and clear infected cells. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with its partners.

About Vir Biotechnology

Vir Biotechnology is a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B virus, influenza A and human immunodeficiency virus. For more information, please visit www.vir.bio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s near-term financial performance (including near-term collaboration revenue related to binding sales agreements for doses of sotrovimab), the timing of availability of clinical data, program updates and data disclosures related to Vir’s clinical trials, the ability of sotrovimab and VIR-7832 to treat and/or prevent COVID-19, the ability of sotrovimab to be administered via an IM route, statements related to regulatory authorizations and approvals, the timing and expected number of therapeutic doses that Vir will be able to supply to patients, the ability of sotrovimab to maintain activity against circulating variants of concern and interest, the potential of Vir’s ongoing trials of VIR-2218 and VIR-3434 (as monotherapies or combination therapies) in treating patients with chronic hepatitis B virus infection, Vir’s collaboration with Gilead Sciences, Inc. to evaluate VIR-2218 in a combination therapy trial with GS-9688, Brii Biosciences Phase 2 trial evaluating VIR-2218 in a combination trial with BRII-179, the ability of VIR-1111 to elicit a T cell immune response to HIV, and updated plans for advancing influenza therapies, including VIR-2482 and other therapies covered under the expanded agreement with GSK. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, challenges in the treatment of hospitalized patients, difficulties in collaborating with other companies or government agencies, challenges in manufacturing or delivery of products or product candidates, successful development and/or commercialization of alternative product candidates by Vir’s competitors, changes in expected or existing competition, delays in or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes or other external factors, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Heather Rowe Armstrong

VP, Investor Relations

harmstrong@vir.bio

+1-415-915-4228

Cara Miller

VP, Corporate Communications

cmiller@vir.bio

+1-415-941-6746

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Collaboration revenue	$102,398	$—	$107,731	$—
Contract revenue	315	188	169,581	44,197
Grant revenue	903	1,740	5,356	7,690
License revenue from a related party	—	—	—	22,747
Total revenue	103,616	1,928	282,668	74,634
Operating expenses:
Cost of revenue	7,836	—	8,988	—
Research and development	98,669	70,684	319,665	215,316
Selling, general and administrative	50,496	18,859	105,016	47,894
Total operating expenses	157,001	89,543	433,669	263,210
Loss from operations	(53,385)	(87,615)	(151,001)	(188,576)
Other income (expense):
Change in fair value of equity investments	164,072	—	164,072	—
Interest income	11	412	272	2,548
Other income (expense), net	64	2,616	(9,430)	(6,904)
Total other income (expense)	164,147	3,028	154,914	(4,356)
Income (loss) before provision for income taxes	110,762	(84,587)	3,913	(192,932)
Provision for income taxes	(334)	(22)	(583)	(84)
Net income (loss)	$110,428	$(84,609)	$3,330	$(193,016)
Net income (loss) per share, basic	$0.85	$(0.67)	$0.03	$(1.66)
Net income (loss) per share, diluted	$0.82	$(0.67)	$0.02	$(1.66)
Weighted-average shares outstanding, basic	130,665,831	125,810,907	129,520,837	116,427,529
Weighted-average shares outstanding, diluted	133,854,419	125,810,907	133,318,979	116,427,529

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$714,521	$436,575
Short-term investments	55,560	300,286
Restricted cash and cash equivalents, current	6,112	7,993
Receivable from collaboration	93,003	—
Equity investments	169,369	—
Prepaid expenses and other current assets	27,772	27,511
Total current assets	1,066,337	772,365
Intangible assets, net	33,421	33,820
Goodwill	16,937	16,937
Property and equipment, net	26,610	17,946
Operating right-of-use assets	57,566	61,947
Restricted cash and cash equivalents, noncurrent	6,999	6,919
Other assets	2,343	8,827
TOTAL ASSETS	$1,210,213	$918,761
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,225	$5,077
Accrued and other liabilities	64,845	76,936
Deferred revenue, current portion	96,154	6,451
Contingent consideration, current portion	68,500	10,600
Total current liabilities	233,724	99,064
Deferred revenue, noncurrent	3,815	3,815
Operating lease liabilities, noncurrent	68,604	66,556
Contingent consideration, noncurrent	20,720	25,374
Deferred tax liability	3,253	3,253
Other long-term liabilities	3,823	3,847
TOTAL LIABILITIES	333,939	201,909
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2021 and December 31, 2020; no shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 130,826,122 and 127,416,740 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	13	13
Additional paid-in capital	1,541,422	1,385,301
Accumulated other comprehensive loss	(1,307)	(1,278)
Accumulated deficit	(663,854)	(667,184)
TOTAL STOCKHOLDERS’ EQUITY	876,274	716,852
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,210,213	$918,761